Exhibit 10.6

Amendment to the Chevron Incentive Plan
(Amended and Restated Effective January 1, 2008)

Paragraph (3) of Section IV(c) of the CIP is hereby amended as follows:
3)    Subject to the requirements of applicable law, the Committee may designate other persons to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate in its sole discretion; provided, however, the Committee may not delegate its authority with regard to the selection for participation of or the grant of Awards to persons in salary classification PSG 41 or above (or at a level determined by the Committee in its sole discretion to be the equivalent under a successor salary classification system). Any person so designated may further delegate such delegated responsibilities as it deems appropriate. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan.

Approved by the Board of Directors at a meeting held on January 31, 2018 and effective January 31, 2018 and executed pursuant to the Board’s delegation:

/s/ Enrique Hernandez, Jr
Enrique Hernandez, Jr.
Chair, Management Compensation Committee